Aquila Investment Management LLC
380 Madison Avenue
New York, NY  10017






June 6, 2014




VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, D.C.  20549


RE:	Aquila Municipal Trust
	Annual Report on Form N-CSR
	(33 Act No. 33-1857; 40 Act No. 811-4503)


Ladies and Gentlemen:

       On behalf of Aquila Municipal Trust, a Massachusetts business trust (the 'Trust'), we are hereby filing on behalf of the Trust's five portfolios: Aquila Churchill Tax-Free Fund of Kentucky; Aquila Narragansett Tax-Free Income Fund; Aquila Tax-Free Fund For Utah; Aquila Tax-Free Fund of Colorado; and Aquila Tax-Free Trust of Arizona, the March 31, 2014 Annual Reports on Form N-CSR under Section 30 of the Investment Company Act of 1940 and Sections 13 and 15(d) of the Securities Exchange Act of 1934.

	Please call the undersigned at (917) 209-5080 with any comments or questions relating to the filing.


Sincerely,

/s/ Randall S. Fillmore
-----------------------

Randall S. Fillmore
Chief Compliance Officer